SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



Date of Report (date of earliest event reported): November 30, 1994



                            PIER 1 IMPORTS, INC.
           (Exact name of registrant as specified in its charter)



                                  Delaware
               (State or other jurisdiction of incorporation)


        1-7832                                         75-1729843
(Commission File Number)                     (IRS Employer Identification No.)


     301 Commerce Street, Suite 600
           Fort Worth, Texas                                  76102
(Address of principal executive offices)                    (Zip Code)


                                (817) 878-8000
            (Registrant's telephone number, including area code)
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Item 5.   Other Events.

     On November 30, 1994, Pier 1 Imports, Inc. announced that it is in the process of offering a private placement of approximately $11.5 million of 8 1/2% exchangeable debentures; exchangeable only into 2,036,995 shares of the common stock of General Host Corporation that Pier 1 Imports acquired as a result of the company's sale of its 49.5% interest in Sunbelt Nursery Group to General Host in April, 1993.

     These exchangeable debentures have not been registered under the Securities Act of 1993 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement.

     The company also announced that it will incur a one-time noncash pre-tax charge of approximately $7.5 million which reflects the expected difference between the company's carrying cost of the General Host stock and its market price at completion of the private placement. The company will recognize this write-off in the third quarter which ended November 26, 1994.

     Pier 1 Imports is North America's largest specialty retailer of decorative home furnishings, gifts and related items with 612 stores in 47 states, Puerto Rico and Canada, and international operations in England and Mexico.

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                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             PIER 1 IMPORTS, INC.

Date: November 30, 1994                      By /s/ J. Rodney Lawrence
                                                J. Rodney Lawrence
                                                Senior Vice President